EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, dated as of January 1, 1996, between STEVE JACKEL ("Executive") and CONCORD CAMERA CORP., a New Jersey corporation ("Employer").

                            RECITALS:

          Employer and Harjac Consulting Corp., a company owned and controlled by Executive, are parties to a Consulting Agreement (the "Harjac Consulting Agreement") and an Option Agreement (the "Harjac Option Agreement") each dated as of May 1, 1995.

          Employer desires to employ Executive, and Executive desires to be employed by Employer, upon the terms and subject to the conditions hereinafter set forth; it being understood that, concurrently with the execution and delivery hereof, such Consulting Agreement will be terminated.

          In consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.  Employment of Executive

          Employer hereby agrees to employ Executive and Executive hereby agrees to be and remain in the employ of Employer upon the terms and conditions hereinafter set forth.

2.  Employment Period

          The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and, subject to earlier termination as provided in Section 5, shall terminate on December 31, 1998. The Employment Period shall be automatically renewed thereafter for successive one-year periods unless, at least 90 days before the end of the initial period or any subsequent one-year period, either party gives notice to the other of his or its desire to terminate the Employment Period, in which case the Employment Period shall terminate as of the end of such period. The last day of the Employment Period, as it may be renewed, is referred to herein as the "Expiration Date."

3.  Duties and Responsibilities

          During the Employment Period, Executive (i) shall have the title of President and Chief Operating Officer of Employer, (ii) shall devote his full attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company (as hereinafter defined), (iii) shall report to, and shall perform such duties consistent with his position as he may be assigned from time to time by, Employer's chief executive officer and its Board of Directors, and (iv) shall be subject to all of the policies, rules and regulations applicable to senior level executives of Employer, and shall comply with all directions and instructions consistent with Executive's position of Employer's chief executive officer. During the Employment Period, Executive shall also serve without additional compensation as an officer and director of Employer and any of its subsidiaries, if so elected or appointed, but if he is not so elected or appointed his compensation hereunder shall in no way be affected, it being the intention of the parties that during the Employment Period Executive serve as a member of Employer's Board of Directors. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.




4.  Compensation and Related Matters

          4.1 Compensation, Generally. For all services rendered and required to be rendered by, covenants of, and restrictions imposed on, Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, such base salary ("Base Salary") and stock options as are set forth on Exhibit 4.1. Base Salary will be reviewed annually and may be adjusted upward in the discretion of Employer. During the Employment Period Executive shall also be eligible to participate in the long-term incentive and annual bonus programs of the Company on the same basis as other senior level executives of Employer.

          4.2 Automobile. During the Employment Period, Employer shall lease or acquire for Executive's exclusive use, or promptly reimburse Executive for the cost of leasing or acquiring, an automobile at a rate not to exceed $2,000 per month. Employer shall promptly reimburse Executive for all expenses, including without limitation, parking and commutation expenses, incurred in connection with Executive's use and operation of such automobile in connection with the performance of his duties under this Agreement.

          4.3 Life and Disability Insurance. In addition to any life and disability insurance provided pursuant to Section 4.4, Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, (i) a term life insurance policy covering Executive in the amount of $3,200,000 face value naming such Person as Executive shall designate from time to time as the owner and beneficiary thereof, and (ii) a long-term disability insurance policy covering Executive with an annual benefit of $180,000. If the parties agree, Employer may satisfy its obligations under the preceding sentence by paying the premiums when due on, or reimbursing Executive for his payment of such premiums on, his existing life and/or long-term disability insurance policies (to the extent of the portion of such premiums providing the insurance coverage required to be so provided by Employer hereunder). In addition, Employer may purchase, maintain and be the beneficiary of a key-man life insurance policy on Executive's life. Executive agrees to aid, and cooperate in all reasonable respects with, Employer in procuring any and all insurance policies required to be procured by Employer pursuant to this Section 4.3, including, without limitation, by submitting to the usual and customary medical examinations and filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which any application or applications for such insurance may be made by or for Employer.

          4.4 Long-Term Incentive and Employer Benefit Programs. During the Employment Period Executive shall be eligible to participate in the long-term incentive and annual bonus programs of the Company on the same basis as other senior level executives of Employer. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall also be entitled to receive such other fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's employees of comparable status (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements and other than as would duplicate benefits otherwise provided to Executive) under any pension or retirement plan, disability plan or insurance, group life insurance, medical insurance, dental insurance, travel accident insurance, or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

          4.5 Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement, including without limitation the reasonable costs and expenses associated with acquiring and maintaining a telephone, facsimile, duplicating and other office equipment and supplies at Executive's home. Such reimbursement to Executive shall be made upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its employees of comparable status.

          4.6 After-Tax Reimbursements. It is the intention of Employer that Executive shall, after taking into account any taxes on the reimbursements, expenses and perquisites referred to in Sections 4.2 [Automobile], 4.3 [Life and Disability Insurance] and 4.5 [Expense Reimbursement] that are provided to him pursuant to such Sections, be kept whole in respect of such reimbursements, expenses and perquisites. Accordingly, to the extent Executive is taxable on any such reimbursements, expenses and perquisites Employer shall pay Executive in connection therewith an amount that after all taxes incurred by Executive at the highest applicable marginal rate on such amount shall equal the amount of such reimbursements, expenses and perquisites being provided pursuant to such Sections. Any gross-up amounts paid pursuant to this Section 4.6 shall be paid to Executive on or before April 10 of the year following the year of receipt of such reimbursements, expenses and perquisites.

          4.7 Vacations. Executive shall be entitled to three weeks vacation per year, which vacation shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement. Vacation not taken within one year of the end of the fiscal year of the Company in which it accrued shall lapse, without payment of additional compensation.

5. Termination of Employment Period

          5.1 By Employer: Cause. Employer may, at any time during the Employment Period by notice to Executive ("Notice of Termination"), terminate the Employment Period for "Cause" effective immediately, subject to the last sentence of this Section 5.1. "Cause" shall mean a termination of employment by Employer based upon (i) the continued failure by Executive substantially to perform his duties with Employer; (ii) Executive's conviction of any felony or any crime involving moral turpitude or theft; (iii) theft, fraud or embezzlement resulting in each case in gain or personal enrichment to Executive at Employer's expense; (iv) the material breach by Executive of this Agreement; (v) the inability of Executive to perform his duties as a result of his addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician; or (vi) an act of gross neglect or gross misconduct by Executive; provided, that "Cause" shall not mean (A) differences of opinion between Executive and Employer concerning corporate or business policy; (B) any act or omission believed by Executive in good faith to have been in or not opposed to the interest of Employer (without intent of Executive to gain therefrom, directly or indirectly, a profit or other benefit to which Executive
was not legally entitled); or   any act or omission with respect to which Notice
of Termination was given by Employer more than 12 months after the earliest date on which the Company's Chief Executive Officer knew of such act or omission. Prior to terminating Executive for Cause for any reason set forth in clause (I),
(iv) or (v) of the definition of Cause, (x) Employer shall give Executive written notice of the facts and circumstances giving rise to Cause and provide Executive with 30 days to cure, remedy or rectify the situation, to the extent such cure, remedy or rectification is possible, and (y) if Executive so requests in writing within 10 days after the date on which such notice is given, he shall be entitled to a hearing before Employer's Board of Directors, which hearing shall be held within 15 days after the date on which such notice is given, and if a hearing is required to be so held, then within 15 days thereafter Executive shall be given written Notice of Termination by Employer's Board of Directors confirming that, in its judgment, grounds for Cause exist on the basis provided in the original notice to Executive (which have not been cured, remedied or rectified within the 30-day period referred to in clause (x) of this sentence).

          5.2 Disability. During the Employment Period, if, solely as a result of physical or mental incapacity or infirmity (other than alcoholism or drug addiction), Executive shall be unable to perform in any material respect his duties under this Agreement for periods aggregating at least 180 days during any period of 12 consecutive months (each a "Disability Period"), Executive shall be deemed disabled ("the Disability") and Employer, by notice to Executive shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. Employer may net against Base Salary payments made to Executive in respect of any Disability Period any payments made to Executive under any disability insurance carried on Executive at the expense of Employer. The existence of the disability shall be determined by a reputable licensed physician selected by Employer, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

          5.3 Death. The Employment Period shall end on the date of Executive's death.

          5.4 By Executive: Good Reason. Executive may, at any time during the Employment Period by notice to Employer, voluntarily terminate his employment under this Agreement for "Good Reason" effective immediately. For the purposes hereof, "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances: (i) the removal of Executive from his position as President and Chief Operating Officer of Employer, (ii) the assignment to Executive of any duties or responsibilities inconsistent with his status and authority as set forth in Sections 3 or 6, or a substantial adverse alteration in the nature or status of his responsibilities from those in effect at the commencement of his employment, if such assignment or alteration reduces the authority, responsibilities, importance or scope of his position, (iii) the material breach by Employer of this Agreement, or (iv) the failure to have Executive re-elected as a director of Employer prior to any termination of the Employment Period. Prior to terminating his employment for Good Reason, Executive shall first give Employer written notice of the facts and circumstances giving rise to Good Reason and provide Employer with 30 days to cure, remedy or rectify the situation.

          5.5 Termination Compensation. Executive shall not be entitled to compensation in respect of any period following the termination of the Employment Period pursuant to Section 5.1 or 5.3 or following the termination of the Employment Period by reason of Employer's or Executive's decision not to renew the Employment Period; provided, however, that if Executive's employment is terminated at the end of the Employment Period by reason of Employer's decision not to renew the Employment Period, Executive shall be entitled to the continuation of payment of his Base Salary for one year (subject to Section 5.6) and participation in Employer's medical, dental, hospitalization, life insurance coverage and other employee benefit programs in which he was participating on the date of termination also for a period of one year. If, prior to the Expiration Date, Executive's employment is terminated by Employer without Cause or for Disability, or if Executive's employment is terminated by Executive for Good Reason, Executive shall receive the compensation and benefits set forth in
Section 4 (net of any disability insurance payments) for the longer of one year or the duration of the Employment Period (as if it had not been so terminated), subject to Section 5.6, including for this purpose the pro rata portion of the bonus, if any, to which he would have been entitled under any applicable annual bonus program for the year in which such termination occurs (based on the assumption that any applicable targets under such program have been or will be met). The pro rata portion of the bonus, if any, for such year shall be determined based on the relative number of days within such year prior to termination compared to the total number of days within such year. Such bonus, if any, shall be payable promptly following termination.

          5.6 Mitigation. Executive shall not be required to mitigate the amount of any payments provided for hereunder by seeking employment with any other Person, or otherwise if (I) prior to the Expiration Date, Executive's employment is terminated by Employer without Cause or Executive's employment is terminated by Executive for Good Reason or (ii) Executive's employment is terminated at the end of the Employment Period by reason of Employer's decision not to renew the Employment Period; provided, however, that if, at any time during the period following termination of his employment through the later of the Expiration Date or, if applicable, the expiration of the one-year period referred to in Section 5.5 (the "Relevant Period"), Executive shall commence employment with or engagement for the rendition of services to any other business (whether those services are rendered by him directly or indirectly through any company owned or controlled by him), then, the amount of any such payments or benefits to which Executive would otherwise be entitled pursuant to
Section 5.5 shall be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive (or such other company) pursuant to such other employment or engagement in respect of the Relevant Period (such compensation, benefits and other amounts being referred to collectively as "Other Compensation"). Other Compensation shall not include fees or other compensation received by Executive (or any company owned or controlled by him) which are of a transactional nature, such as investment banking or finders' fees. In connection with the foregoing, Executive shall provide Employer, and shall instruct his new employer (or the Person to which Executive renders such services) to provide Employer, with such information as to Executive's Other Compensation as Employer may request (and Executive hereby authorizes Employer to obtain such information directly from Executive's new employer (or such other Person)).

6.  Location of Executive's Activities

          Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be at the Company's principal executive offices, wherever located. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places (including the Company's other business locations throughout the world) as may be necessary or appropriate in furtherance of his duties hereunder.

7.   Exclusivity of Services, Confidential Information and Restrictive
     Covenants

          7.1 Exclusivity of Services and Restrictions. (a) During the Employment Period and the Post-Employment Restriction Period (as hereinafter defined), Executive shall not, directly or indirectly, (i) be or become interested in or associated with or represent or otherwise render assistance or services to (as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise) any business that is then, or which then proposes to become, a competitor of the Company anywhere in the world; provided, that the foregoing shall not restrict Executive from the ownership, solely as an investment, of securities of any business if such ownership is (A) not as controlling Person of such business, (B) not as a member of a group that
controls such business, and   not as a direct or indirect beneficial owner of 5%
or more of any class of securities of such business, (ii) induce or seek to influence any employee of (or consultant to) the Company to leave its employ (or terminate such consultancy) or to become financially interested in a similar business, (iii) aid a competitor or supplier of the Company in any attempt to hire a Person who shall have been employed by, or who was a consultant to, the Company within the one-year period preceding the date of any such aid, or
(iv) induce or attempt to influence any Person who was a customer or supplier to the Company during such period to transact business with a competitor of the Company or not to do business with the Company. For the purposes hereof, "Post-Employment Restriction Period" means the period commencing on the date of termination of Executive's employment hereunder and terminating on the later of
(A) the first anniversary of the date of termination of Executive's employment hereunder, and (B) the date that Employer ceases to pay to Executive, or Executive irrevocably declines to accept, Base Salary payments.

          (b) Anything herein to the contrary notwithstanding, nothing shall preclude Executive from (I) serving on the boards of directors of a reasonable number of other corporations not engaged in competition with the Company or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs,
(iii) managing his personal investments and affairs and (iv) being involved in other business transactions, provided that such activities do not interfere with the proper performance of his duties and responsibilities as Employer's President and Chief Operating Officer.

          7.2 Confidential Information. Except in the course of his employment hereunder and in furtherance of the business of the Company, during the Employment Period and at all times thereafter, Executive shall keep secret and retain in strictest confidence, and shall not to the detriment of the Company knowingly use or disclose, directly or indirectly, any confidential information, trade secrets or proprietary data of the Company, including without limitation, any proprietary processes of Company or any other confidential or non-public information or material concerning the business, affairs, patents, trademarks, service marks, products, suppliers or customers of Company. Executive shall not be deemed to have violated this Section 7.2 by disclosure of information that at the time of disclosure (i) is publicly available or becomes publicly available through no act or omission of Executive, or (ii) is disclosed as required by court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to Employer prior to making any disclosure and Executive cooperates as Employer may reasonably request in resisting it. In connection with Executive's obligations pursuant to this Section 7.2, (A) Executive shall keep all papers relating to Company and Executive's responsibilities and duties hereunder at the principal place of business of Employer or at such other place as may be designated by Employer from time to time, and (B) upon the termination of his employment, Executive will deliver to Employer all documents, papers, records, files, recordings, computer or word processing software and hardware and other material containing confidential material, and will retain no copy, duplicate, summary or description thereof.

          7.3 Intellectual Property. All copyrights, trademarks, trade names, service marks, inventions, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by Executive during the term of this Agreement that relate to the business or operations of Company or that result from any work performed by Executive for Company shall be the sole property of Company, and Executive hereby waives any right or interest that he may otherwise have in respect thereof. Upon the reasonable request of Employer, Executive shall execute, acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this Section 7.3 and do all other acts and things necessary to enable Company to exploit the same or to obtain patents or similar protection with respect thereto

          7.4 Disclosure of Restrictions. If Executive shall accept or commence employment with, or agree to provide services to, any Person (except a Person who is then affiliated with Employer) during the period from the date hereof through the end of the Post-Employment Restriction Period then, and in such event, on or before the date of such acceptance or agreement (and before commencement of employment or the provision of services) Executive shall deliver a copy of this Section 7 to his proposed employer.

          7.5 Breaches of Provisions. If Executive breaches any of the provisions of this Section 7 then, and in any such event, in addition to any other remedies available to Employer, Executive shall not be entitled to any Termination Compensation and upon demand shall immediately repay to Employer an amount equal to all payments of Termination Compensation, if any, made to him hereunder prior to Employer's discovery of such breach.

          7.6 Injunction. Notwithstanding any other provisions of this Agreement, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 7, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

          7.7 Notice. Notwithstanding anything to the contrary in this Agreement (and without limiting anything hereinabove provided), if, during the Employment Period or the Post-Employment Restriction Period, Executive obtains other employment or engages in his own business or otherwise engages in any business activities for his own benefit or account, Executive shall immediately notify Employer of the same, identifying his employer and disclosing his business activity.

8.  Indemnification

          8.1 General. Employer agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Employer or is or was serving at the request of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by Employer to the fullest extent permitted or authorized by Employer's certificate of incorporation or bylaws or, if greater, by the laws of the State of New Jersey, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of Employer or such other entity and shall inure to the benefit of Executive's heirs, executors and administrators. Employer shall advance to Executive to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by Employer of a written request, with appropriate documentation, for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          8.2 No Presumption. Neither the failure of Employer (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 8.1 that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by Employer (including its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

          8.3 Directors' and Officers' Insurance. Employer agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent Employer provides such coverage for its other executive officers.

          8.4 Indemnification Procedure. Promptly after receipt by Executive of notice of any claim or the commencement of any action or proceeding with respect to which Executive is entitled to indemnity hereunder, Executive shall notify Employer in writing of such claim or the commencement of such action or proceeding, and Employer shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Executive and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Executive shall be entitled to employ counsel separate from counsel for Employer and from any other party in such action if Executive reasonably determines that a conflict of interest exists that makes representation by counsel chosen by Employer not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Executive shall be paid by Employer to the extent permitted by law.

          8.5 Reimbursement. After the termination of this Agreement and upon the request of Executive, Employer agrees to reimburse Executive for all reasonable travel, legal and other out-of-pocket expenses related to assisting Employer to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against Employer or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. If Executive is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Executive's employment hereunder, or Executive's role in connection therewith, Employer agrees to pay Executive a sum to be mutually agreed upon by Executive and Employer, per diem for each day of his appearance and each day of preparation therefor.

9.  Effect of Agreement on Other Benefits

          Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of Employer are eligible to participate.

10.  Adequacy of Disclosure

          Employer acknowledges that it has been provided with the requested information concerning the background of Executive. Employer further acknowledges that it has been given the right to independently examine, inspect and make inquiry with respect to Executive.

11.  Acknowledgment of Representation of Counsel

          Employer and Executive acknowledge that they have been represented by counsel or knowingly waive their right to be represented by counsel with regard to this Agreement and the subject matter hereof. Each party agrees and acknowledges that he or it has not relied upon any tax advice, legal counsel or business advice provided by the other party.

12.  Cooperation Between the Parties

          12.1 Best Efforts. The parties agree that each party will use its or his best efforts in carrying out the terms of this Agreement, including, but not limited to, the furnishing and supplying of all necessary information and documents to the other party.

          12.2 Tax Audits. If at any time after the date of this Agreement the Internal Revenue Service or any state or local taxing authority audits the tax returns of the Executive for any taxable year or years, Employer shall use its best efforts to cooperate with the Executive in connection with such audit and shall provide the Executive with access to the books and records of Employer in connection with matters under audit.

13.  Assignability; Binding Nature

          This Agreement shall be binding upon and inure to the benefit of Employer and Executive and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Employer under this Agreement may be assigned or transferred by Employer except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Employer is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Employer, provided that the assignee or transferee is the successor to all or substantially all of the assets of Employer and such assignee or transferee assumes the liabilities, obligations and duties of Employer, as contained in this Agreement, either contractually or as a matter of law. Employer further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Employer hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits.

14.  Representation

          Employer represents and warrants that this Agreement has been authorized by its Board of Directors, it is fully empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other Person.

15.  Miscellaneous

          15.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:

          Concord Camera Corp.
          35 Mileed Way
          Avenel, New Jersey 07001
          Attn: Ira B. Lampert, Chief Executive Officer

If to Executive:

          Steven Jackel
          150 East 61st Street
          New York, New York 10021

          15.2 Taxes. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

          15.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of New Jersey applicable to agreements made and to be performed therein.

          15.4 Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach thereof shall be resolved by binding arbitration before a single arbitrator, to be held in New Jersey in accordance with the rules and procedures of the American Arbitration Association. The decision of the arbitrator shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator shall be final and binding and subject to appeal only to the extent permitted by law, and may be entered in any court having jurisdiction thereof. Each party shall bear its or his own expenses incurred in connection with any arbitration; provided, however, that the cost of the arbitration, including without limitation attorneys' fees of Executive, shall be borne by Employer if Executive is the prevailing party in the arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.

          15.5 Prior Employment. Executive represents to Employer that Executive is not a party to or bound by any agreement, understanding or restriction that would or may be breached by Executive's execution and full performance of this Agreement. Executive expressly undertakes and agrees that he will do nothing in furtherance of this Agreement or his duties hereunder that will violate any obligations he may have to any prior employer (or will impose upon Employer any liability to any prior employer) and that he has complied with all requirements of notice applicable to the termination of any prior employment

          15.6 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

          15.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          15.8 Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

          15.9 Definition of Person. For the purposes of this Agreement, the term "Person" means any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or governmental body or subdivision, agency, commission or authority thereof.

          15.10 Entire Agreement and Representation. This Agreement and the Option Agreement (as defined in Exhibit 4.1) contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement and the Option Agreement supersede any prior agreement between the parties relating to the subject matter hereof, including, for this purpose, the Harjac Consulting Agreement, provided that the Harjac Option Agreement, as amended by an agreement dated as of January 1, 1996 between Harjac Consulting Corp. and Employer, shall continue in full force and effect. Except as otherwise provided herein, this Agreement cannot be changed or terminated except by an instrument in writing signed by the parties hereto.

          15.11 Expenses. Employer will reimburse Executive for the reasonable legal fees and expenses of Executive incurred in connection with the negotiation and preparation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

               CONCORD CAMERA CORP.

               By:______________________________

               Name: ___________________________

               Title: __________________________



               _________________________________
                                   STEVE JACKEL


                            Exhibit 4.1

                           Compensation

1. Base Salary: During the Employment Period, Employer shall pay to Executive Base Salary at the rate of $400,000 per annum, payable in accordance with Employer's regular payroll practices.

2. Incentive Programs. During the Employment Period, Executive shall be eligible to participate in the long-term incentive programs of the Company on the same basis as other senior level executives of Employer.

3. Stock Options: Executive shall be granted options pursuant to Employer's Incentive Plan to purchase 200,000 shares of Common Stock of Employer at an exercise price of $4.00 per share, all upon the terms and subject to the conditions set forth in the Option Agreement being entered into between Executive and Employer concurrently with the execution and delivery of this Employment Agreement.

                          Exhibit 15.10


          Agreement dated as of January 1, 1996 between CONCORD CAMERA CORP. (the "Company") and HARJAC CONSULTING CORP. ("Consultant").

          The Company and Consultant hereby agree as follows:

          4. The Consulting Agreement dated as of May 1, 1995 (the "Harjac Consulting Agreement") between the Company and the Consultant is hereby terminated effective as of January 1, 1996, without any further obligation or liability of either party to the other, except that the Consultant shall repay to the Company the sum of $20,000 on the date of termination of the employment period under the Employment Agreement (as defined below) in the event said employment period is terminated prior to December 31, 1998 for Cause (as defined in the Employment Agreement) or voluntarily by Executive without Good Reason (as defined in the Employment Agreement). Otherwise, said amount shall be forgiven on December 31, 1998.

          5. Following the termination of the Harjac Consulting Agreement, the option granted by the Company to Consultant pursuant to the Option Agreement dated as of May 1, 1995 (the "Harjac Option Agreement") shall remain in full force and effect, all upon the terms and subject to the conditions set forth in the Option Agreement, except that Paragraphs 5(a) and (b) of the Harjac Option Agreement are hereby amended to read in their entirety as follows:

               "(a) If, prior to April 30, 1996, the Employment Period (as defined in the Employment Agreement dated as of January 1, 1996 between Steven Jackel and the Company, as it may hereafter be amended (the "Employment Agreement")) is terminated by the Company for Cause (as defined in Section 5.1 of the Employment Agreement) or by Steven Jackel without Good Reason (as defined therein), the Option shall expire forthwith."

               "(b) If, prior to April 30, 1996, Steven Jackel's employment is terminated by reason of his death or by the Company other than for Cause, the Option shall become immediately exercisable with respect to the Initial Option Shares and the Subsequent Option Shares (if not previously exercisable with respect to either thereof) and shall remain exercisable with respect to the Initial Option Shares and the Subsequent Option Shares until the scheduled expiration of the Option with respect to the Initial Option Shares and the Subsequent Option Shares, respectively, as set forth in Paragraph 3(b) above."

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

               CONCORD CAMERA CORP.

               By:______________________________

               Name: ___________________________

               Title: __________________________


               HARJAC CONSULTING CORP.



               By:______________________________
                      Steve Jackel, President



                       OPTION AGREEMENT

          OPTION AGREEMENT, dated as of February 15, 1996, between STEVE JACKEL ("Optionee"), residing at 150 East 61st Street, New York, New York 10021, and CONCORD CAMERA CORP., a New Jersey corporation ("Concord").

                            RECITALS:

          WHEREAS, Optionee is presently employed by Concord or a subsidiary (as defined in Concord's Incentive Plan) thereof (collectively, the "Concord Group of Companies"); and

          WHEREAS, Concord is desirous of increasing the incentive of Optionee to exert his utmost efforts to contribute to the future success and prosperity of the Concord Group of Companies;

          NOW, THEREFORE, the parties agree as follows:

          1.  Grant of Option.

          Pursuant to Concord's Incentive Plan (the "Plan"), and subject to the terms and conditions set forth therein and herein, Concord hereby grants to Optionee the right and option (the "Option") to purchase an aggregate of 200,000 shares (the "Option Shares") of Concord's Common Stock, no par value per share (the "Common Stock"), which option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

          2.  Purchase Price.

          The purchase price (the "Purchase Price") of the Option Shares shall be $4.00 per share, subject to adjustment pursuant to Paragraph 6.

          3.  Time of Exercise; Term.

          (a) The Option shall be or become exercisable as to 50,000 Option Shares on the date hereof. In the case of the remaining 150,000 Option Shares, the Option shall become exercisable, on a cumulative basis, as to an equal amount of additional Option Shares (rounded down to the nearest whole number of shares), on the Thursday of each successive week after the date hereof through and including December 31, 1998, as of which date the Option shall be exercisable as to the entire 200,000 Option Shares; it being understood that the Option shall not be exercisable as to any fractional shares.

          (b) The Option shall expire and shall not be exercisable after the expiration of ten (10) years from the date hereof, unless the Option shall be sooner terminated pursuant to Paragraph 4 hereof.

          4.  Death or Termination of Employment.

          (a) If the employment of Optionee with a member of the Concord Group of Companies shall be terminated voluntarily by Optionee without "Good Reason" (as hereinafter defined) or without the consent of such employer or for "Cause" (as hereinafter defined), and immediately after such termination Optionee shall not then be employed by any other member of the Concord Group of Companies, the Option shall expire forthwith. For purposes of this Option Agreement, "Good Reason" and "Cause" shall mean "Good Reason" and "Cause", respectively, as defined in the Employment Agreement dated as of January 1, 1996 between Optionee and Concord, as in effect on the date hereof and irrespective of its continued effectiveness or amendment at any date of determination.

          (b) In the event (i) Optionee's employment with a member of the Concord Group of Companies shall terminate other than (A) voluntarily by Optionee without "Good Reason" or without the consent of his employer, or (B) for Cause, and immediately after such termination Optionee shall not then be employed by any other member of the Concord Group of Companies, or (ii) Optionee dies while employed by any member of the Concord Group of Companies, then, in any such event, the Option shall continue to become exercisable pursuant to the provisions of Section 3(a) and, to the extent unexercised, shall remain exercisable in accordance with the terms of this Agreement. For the purposes of this Option Agreement, the retirement of Optionee either pursuant to a pension or retirement plan adopted by his employer on or the normal retirement date prescribed from time to time by his employer, and the termination of employment as a result of a disability (as defined in Section 22(e)(3) of the Code) shall be deemed to be a termination of such Optionee's employment other than voluntarily by the Optionee.

          5.  Leave of Absence.

          If Optionee is on military or sick leave or other bona fide leave of absence (such as temporary employment by the United States or any state government), Optionee shall be considered as remaining in the employ of his employer for 90 days or such longer period as shall be determined by the Committee.

          6.  Adjustment Upon Changes in Capitalization.

          (a) If the outstanding shares of Common Stock are hereafter changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock splitup, combination or exchange of shares or the like, or in the event of dividends payable in shares of Common Stock, an appropriate adjustment shall be made by the Stock Option Committee of the Board of Directors (the "Committee") in the aggregate number of Option Shares and the Purchase Price. If Concord shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of Concord shall be sold or exchanged, Optionee shall thereupon be entitled to receive upon the exercise of the Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such event as if he had been, immediately prior to such event, the holder of the number of Option Shares covered by the Option.

          (b) Any adjustment under this Paragraph 6 in the number of shares of Common Stock subject to the Option shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

          7.  Method of Exercising Option.

          (a) The Option shall be exercised by the delivery by Optionee to Concord at its principal office (or at such other address as may be established by the Committee) of written notice of the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by payment in full of the aggregate Purchase Price for such shares. Payment for the Purchase Price for such shares of Common Stock may be made (i) in U.S. dollars by delivery of cash or personal check, bank draft or money order payable to the order of Concord or by money transfers or direct account debits, (ii) by delivery of certificates representing shares of Common Stock having a fair market value
(as defined below) equal to such Purchase Price, (iii) pursuant to a broker-assisted "cashless exercise" program if established by Concord, or (iv) by any combination of the methods of payment described in clauses (i) through
(iii) of this sentence.

          (b) For purposes of this Paragraph 7, the fair market value of a share of Common Stock on a particular day shall be the closing price for the Common Stock on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on such day or, if there were no sales on such day, on the next preceding day on which such closing price was recorded.

          8. Withholding. Concord's obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by Optionee of any applicable federal, state and local withholding tax. Concord shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Optionee any federal, state or local taxes required to be withheld with respect to such payment. Subject to the right of Concord's Board of Directors or any committee thereof to disapprove any such election and require the withholding tax in cash, Optionee shall have the right to elect to pay the withholding tax with shares of Common Stock to be received upon exercise of the Option or which are otherwise owned by Optionee. Any election to pay withholding taxes with stock shall be irrevocable once made.

          9.   Representations.

          (a) Optionee represents that, unless at the time of exercise of the Option the Option Shares are registered under the Securities Act of 1933, any and all Option Shares purchased hereunder shall be acquired for investment only and without a view to the resale or distribution thereof. If the Option Shares are not so registered, certificates for the Option Shares shall bear a legend reciting the fact that such Option Shares may only be transferred pursuant to an effective registration statement under the Securities Act of 1933 or an opinion of counsel to Concord (or an opinion of counsel to Optionee reasonably satisfactory to Concord) that such registration is not required. Concord may also issue "stop transfer" instructions with respect to such Option Shares while they are subject to such restrictions.

          (b) Concord shall use its best efforts to have the Option Shares listed on each securities exchange on which the shares of Common Stock are then listed as promptly as possible. Concord shall not be obligated to issue or sell any Option Shares until they have been listed on each securities exchange on which the shares of Common Stock are then listed and until and unless, in the opinion of counsel to Concord, Concord may issue such shares pursuant to a qualification or an effective registration statement, or an exemption from registration, under such state and federal laws, rules or regulations as such counsel may deem applicable. Concord shall use its reasonable efforts to effect such listing, qualification and/or registration, as the case may be, as promptly as practicable.

          10. Option Cannot Be Transferred. The Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during Optionee's lifetime only by Optionee. Any attempt to transfer the Option in contravention of this Paragraph 10 is void ab initio. The Option shall not be subject to execution, attachment or other process.

          11. No Rights in Option Shares. Optionee shall have none of the rights of a shareholder with respect to any Option Shares unless and until such Option Shares shall be issued to him upon exercise of the Option.

          12. Not a Contract of Employment. Nothing contained herein shall be deemed to confer upon Optionee any right to remain in the employ of any member of the Concord Group of Companies.

          13. Reservation of Common Stock. Concord shall at all times reserve sufficient shares of Common Stock for delivery upon exercise of the Option.

          14. Miscellaneous. This Option Agreement cannot be changed or terminated orally. This Option Agreement contains the entire agreement between the parties relating to the subject matter hereof. This Option Agreement was executed in the State of New Jersey and shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws. The parties agree to abide by and follow the dispute resolution provision of Section 8.4 of the Employment Agreement. The section headings herein are intended for reference only and shall not affect the interpretation hereof.


                                   ______________________________
                                           STEVE JACKEL


                                   CONCORD CAMERA CORP.


                                   By:___________________________